Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Estimates of Catastrophe Losses

ELBA, ALABAMA (July 13, 2017)…The National Security Group, Inc. (NASDAQ:NSEC) released estimates of year to date catastrophe losses through June 30, 2017 incurred by property and casualty subsidiary National Security Fire & Casualty.

During the three-month period ended June 30, 2017 (second quarter), our property and casualty subsidiary, National Security Fire & Casualty Company (NSFC), was impacted by 13 catastrophe events which produced 958 reported policyholder claims by the end of the second quarter. Estimated losses from second quarter catastrophe events are expected to be approximately $4,774,000. Net of tax, these losses are expected to reduce second quarter net income by $3,151,000 or $1.25 per share. In comparison, NSFC was impacted by seven catastrophe events during the second quarter of 2016 leading to 417 catastrophe related policyholder claims totaling $2,036,000. Net of tax, second quarter 2016 catastrophe losses reduced net income by $1,344,000 or $0.53 per share.

During the six-month period ended June 30, 2017, National Security Fire & Casualty Company was impacted by 21 catastrophe events producing 1,856 policyholder claims with estimated losses expected to be approximately $9,178,000. Net of tax, these losses are expected to reduce earnings for the six-month period ended June 30, 2017 by approximately $6,057,000 or $2.41 per share. In comparison, NSFC was impacted by 13 catastrophe events from 802 claims totaling $3,483,000 for the six-month period ended June 30, 2016. Net of tax, 2016 catastrophe losses reduced net income for the six-month period ended June 30, 2016 by $2,299,000 or $0.91 per share.

A prolonged pattern of severe weather in 2017, which commenced in early January and continued into June, has been widespread, impacting each state in which we operate and much of North America. Unfortunately, this pattern of increased frequency of severe thunderstorm activity in 2017 will materially impact our second quarter and year to date earnings. We have set August 11, 2017 as our scheduled release date for our second quarter and year to date financial results through June 30, 2017.

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property and casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in ten states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.
Information about forward-looking statements
Any statement contained in this report which is not a historical fact, or which might otherwise be considered an opinion or projection concerning the Company or its business, whether expressed or implied, is meant as and should be considered a forward-looking statement as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks, including but not limited to changes in market conditions, natural disasters and other catastrophic events, increased competition, changes in availability and cost of reinsurance, changes in governmental regulations, technological changes, political and legal contingencies and general economic conditions, as well as other risks and uncertainties more completely described in the Company’s filings with the Securities and Exchange Commission. If any of these assumptions or opinions proves incorrect, any forward-looking statements made on the basis of such assumptions or opinions may also prove materially incorrect in one or more respects and may cause future results to differ materially from those contemplated, projected, estimated or budgeted in such forward-looking statements. Please refer to the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission for information concerning the important factors that can cause results to differ materially from these forward-looking statements.